                                                                      EXHIBIT 28

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
             (A WHOLLY-OWNED SUBSIDIARY OF THE ALPINE GROUP, INC.)
                        UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                 JULY 31, 1996

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)
                                     ASSETS

                                                                                 PRO FORMA
                                                     APRIL 28,      JULY 28,      JULY 28,
                                                        1996          1996          1996
                                                    ------------  ------------  ------------
                                                                  (UNAUDITED)   (UNAUDITED)

Current assets:
  Cash and cash equivalents.......................  $         11  $        11   $   (99,230 )
  Accounts receivable (less allowance for doubtful
    accounts; April 28, 1996 and July 31, 1996,
    $151..........................................        47,936       49,833        49,833
  Inventories.....................................        51,721       40,806        40,806
  Other current assets............................         4,656        4,558         4,558
                                                    ------------  ------------  ------------
    Total current assets..........................       104,324       95,208        (4,033 )
                                                    ------------  ------------  ------------
Property, plant and equipment, net................        72,877       72,450        72,450
Goodwill (less accumulated amortization; July,
  $3,546, April, $3,114)..........................        48,414       47,897        47,897
Due from parent...................................        15,103       14,474        14,474
Other long-term assets............................           431          421           421
                                                    ------------  ------------  ------------
    Total assets..................................  $    241,149  $   230,450   $   131,209
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

       LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable................................  $     43,464  $    36,597   $    36,597
  Accrued expenses and other liabilities..........        11,164       11,807        11,807
                                                    ------------  ------------  ------------
    Total current liabilities.....................        54,628       48,404        48,404
                                                    ------------  ------------  ------------
Notes payable to parent...........................       122,154      111,655       111,655
                                                    ------------  ------------  ------------
Note payable to affiliate.........................         1,981        1,964         1,964
                                                    ------------  ------------  ------------
Long-term debt, less current portion..............         6,170        6,160         6,160
                                                    ------------  ------------  ------------
Deferred income taxes.............................         5,893        5,991         5,991
                                                    ------------  ------------  ------------
Other long-term liabilities.......................         1,493        1,493         1,493
                                                    ------------  ------------  ------------
Commitments and contingencies
Stockholder's equity:
  Common stock, par value $.01; 10,000 shares
    authorized,
    1,000 shares issued...........................       --           --
  Additional paid-in capital......................        41,144       41,144        41,144
  Cumulative translation adjustment...............          (215)        (406 )        (406 )
  Retained earnings...............................         7,901       14,045       (85,196 )
                                                    ------------  ------------  ------------
    Total stockholder's equity....................        48,830       54,783       (44,458 )
                                                    ------------  ------------  ------------
    Total liabilities and stockholder's equity....  $    241,149  $   230,450   $   131,209
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED
                                                    --------------------------
                                                      JULY 29,      JULY 28,
                                                        1995          1996
                                                    ------------  ------------
Net sales.........................................  $     94,059  $    117,969
Cost of good sold.................................        86,149       101,110
                                                    ------------  ------------
  Gross profit....................................         7,910        16,859
Selling, general, and administrative expense......         1,716         2,322
Amortization of goodwill..........................           374           432
                                                    ------------  ------------
  Operating income................................         5,820        14,105
Interest expense, net.............................         3,530         4,059
                                                    ------------  ------------
  Income before income taxes and extraordinary
    item..........................................         2,290        10,046
Income tax expense................................           519         3,902
                                                    ------------  ------------
  Income before extraordinary item................         1,771         6,144
Extraordinary (loss) on early extinguishment of
  debt............................................        (2,811)      --
                                                    ------------  ------------
  Net income (loss)...............................        (1,040)        6,144
  Retained earnings at beginning of period........         3,117         7,901
                                                    ------------  ------------
  Retained earnings at end of period..............  $      2,077  $     14,045
                                                    ------------  ------------
                                                    ------------  ------------
Income (loss) per share of common stock:
  Income before extraordinary item................  $   1,771.00  $   6,144.00
  Extraordinary (loss) on early extinguishment of
    debt..........................................     (2,811.00)      --
                                                    ------------  ------------
  Net income (loss) per share of common stock.....  $  (1,040.00) $   6,144.00
                                                    ------------  ------------
                                                    ------------  ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                        THREE MONTHS ENDED
                                                    --------------------------
                                                      JULY 29,      JULY 28,
                                                        1995          1996
                                                    ------------  ------------
Cash flows from operating activities:
  Net income before extraordinary item............  $      1,771  $      6,144
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................         1,783         2,041
    Amortization of deferred financing costs......           320            12
  Change in assets and liabilities:
    Accounts receivable...........................          (653)       (1,897)
    Inventories...................................        10,529        10,915
    Other current assets..........................           324           143
    Accounts payable..............................        11,285        (6,866)
    Accrued expenses and other liabilities........          (602)          701
                                                    ------------  ------------
Cash provided by operating activities.............        24,757        11,193
                                                    ------------  ------------
Cash flows from investing activities:
  Acquisitions, net of cash acquired..............       (93,234)      --
  Capital expenditures............................        (1,108)       (1,298)
  Other...........................................       --                (38)
                                                    ------------  ------------
Cash (used for) investing activities..............       (94,342)       (1,336)
                                                    ------------  ------------
Cash flows from financing activities:
  Borrowings (repayments) under revolving credit
    facilities, net...............................       (16,533)      (10,741)
  Borrowings (advances) from/to Parent............        95,243           657
  Long-term borrowings............................       140,000       --
  Repayments of long-term borrowings..............      (145,386)          (10)
  Capitalized financing costs.....................        (3,215)      --
                                                    ------------  ------------
Cash provided by (used for) financing
  activities......................................        70,109       (10,094)
                                                    ------------  ------------
Net increase in cash and cash equivalents.........           524          (237)
Cash at beginning of period.......................             4           248
                                                    ------------  ------------
Cash at end of period.............................  $        528  $         11
                                                    ------------  ------------
                                                    ------------  ------------
Supplemental disclosures:
  Cash interest paid or charged by Parent during
    the period....................................  $      2,825  $      4,064
                                                    ------------  ------------
                                                    ------------  ------------
  Cash paid during the period for income taxes....  $        318  $        382
                                                    ------------  ------------
                                                    ------------  ------------
Non-cash investing and financing activities:
  Acquisition of business:
    Assets, net of cash acquired..................  $    126,127
    Deferred purchase consideration...............        (9,909)
    Liabilities assumed...........................       (22,984)
                                                    ------------
      Net cash paid...............................  $    (93,234)
                                                    ------------
                                                    ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JULY 28, 1996

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements of Superior Telecommunications Inc. (the "Company") reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods presented. The Company is a wholly-owned subsidiary of The Alpine Group, Inc. ("Alpine"). These financial statements should be read in conjunction with the summary of accounting policies and the notes to the financial statements included in the Company's financial statements for the year ended April 28, 1996.

2. INVENTORIES

    The components of inventories are:

                                                          APRIL 28,    JULY 28,
                                                            1996         1996
                                                          ---------    --------
                                                             (IN THOUSANDS)
Raw material...........................................    $  8,669    $  8,233
Work-in-process........................................       9,807       7,904
Finished goods.........................................      33,245      24,669
                                                          ---------    --------
                                                           $ 51,721    $ 40,806
                                                          ---------    --------
                                                          ---------    --------

3. SUBSEQUENT EVENT

    In September 1996 a newly formed subsidiary of Alpine, Superior TeleCom Inc. ("Superior TeleCom") filed an amendment to a registration statement with the Securities and Exchange Commission in which it disclosed Alpine's intention to:
(i) recapitalize the Company by issuing 20,000 shares of 6% Cumulative Preferred Stock par value $1.00 per share with a liquidation preference of $1,000 per share, (ii) contribute all of the common stock of both the Company and DNE Systems, Inc. ("DNE"), a fellow subsidiary, to Superior TeleCom, (iii) cause the Company and DNE to declare dividends on their common stock in an aggregate amount equal to the difference between $205 million and the net amount of intercompany debt then owed by the Company and DNE to Alpine and (iv) to cause Superior TeleCom to complete an offering of 6,000,000 shares of common stock (or approximately 49.9% of the outstanding shares after such offering) assuming no exercise of the underwriters' over-allotment option.

    In order to finance the payment of the intercompany debt, the dividend and future working capital needs, Superior TeleCom has received a commitment from Bankers Trust Company, acting as administrative agent, and Bank of Boston, acting as co-agent, to enter into a revolving facility (the "Bank Credit Facility") which will initially provide for a credit line of $175 million, however, on completion of the Offering the facility will be reduced to $150 million. Interest will be payable monthly based upon prime rate plus 0.5% or Eurodollar rate plus 1.5%; the variable components of these rates after the first anniversary of the closing of the facilities are subject to periodic adjustment based on Superior TeleCom's debt to EBITDA ratio on a trailing twelve month basis. The initial rate of interest is expected to be approximately 7.5%. Obligations under the Bank Credit Facility are expected to be guaranteed by each of Superior TeleCom's direct and indirect subsidiaries and secured by all the common stock, equipment, property, inventory and accounts receivable of each such subsidiary.

    The proposed dividends on the common stock of the Company and DNE discussed above has been reflected in the accompanying pro forma balance sheet excluding the effects of offering proceeds and other transactions occurring simultaneous with this Offering described above, in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 55.